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                                                                     EXHIBIT 8.1


BAKER BOTTS L.L.P.                              2001 ROSS AVENUE      AUSTIN
                                                DALLAS, TEXAS         BAKU
                                                75201-2980            DALLAS
                                                214.953.6500          HOUSTON
                                                FAX 214.953.6503      LONDON
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON


                                                Stephen D. Marcus
                                                214-953-6533
                                                FAX 214-661-4533
                                                steve.marcus@bakerbotts.com

DRAFT

May __, 2004

Hines Real Estate Investment Trust, Inc.
2800 Post Oak Blvd.
Suite 5000
Houston, Texas 77056

         Re:      Offering of Common Shares
                  (Registration Statement No. 333-108780)

Ladies and Gentlemen:

                  We have acted as tax counsel to Hines Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with its issuance of up to 220,000,000 shares of its common stock (the "Common Shares").

                  In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the above-captioned Registration Statement on Form S-11, as declared effective by the U.S. Securities and Exchange Commission (the "Commission") (the "Registration Statement"); (ii) the Prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the Amended and Restated Articles of Incorporation of Hines Real Estate Investment Trust, Inc. (the "Articles"); (iv) the Certificate of Limited Partnership of Hines REIT Properties, L.P. (the "LP Certificate"); and (v) the Amended and Restated Agreement of Limited Partnership for Hines REIT Properties, L.P., dated as of _______, 2004 (the "Partnership Agreement"). In addition, we have relied on various facts and factual assumptions as set forth in the Prospectus and certain representations made by the Company as to factual matters through a certification of an officer of the Company (the "Officer's Certificate").

                  Our opinion set forth below is based on the assumptions that
(i) the Company's proposed method of operation and share ownership structure will be as described in the Prospectus and in the Officer's Certificate; (ii) the Company and Hines REIT Properties, L.P. are, and will continue to be, organized and managed as set forth in the Prospectus, the Articles, and the Partnership Agreement; (iii) the transactions related to the issuance of the Common Shares, and the subsequent transactions involving the Common Shares, will be consummated in the manner contemplated by the Prospectus, the Articles, and the Partnership Agreement; (iv) the Articles, the LP Certificate, and the Partnership Agreement are not amended or modified in any material respect, and all material terms and conditions in such documents are complied with; and (v) provided that the Partnership does not make an election under U.S. Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes. We also have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies.


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BAKER BOTTS L.L.P.

Hines Real Estate Investment Trust, Inc.            2               May __, 2004



         Based on the foregoing assumptions, we are of the opinion that:

         1.       The Company is organized in conformity with the requirements for classification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

         2. The Partnership will be properly classified as a partnership under the Code.

         3. All statements of law and legal conclusions, but not statements of facts, contained in the "Material Tax Considerations" section of the Prospectus are correct in all material respects.

                  The Company's qualification as a REIT under the Code depends upon the Company's ongoing satisfaction of the various requirements under the Code and described in the Prospectus under the heading "Material Tax Considerations" relating to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the ownership of the Company's stock. Baker Botts L.L.P. will not review the Company's compliance with these requirements on a continuing basis.

                  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Common Shares, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, we note that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

                  We consent to the use of our name under the heading "Material Tax Considerations" in the Prospectus. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                          Sincerely,



                                          BAKER BOTTS L.L.P.